Exhibit 99.(h)(iv)

December 12, 2023

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

Attention: Scott Shirrell, Vice President

Re: Calamos ETF Trust (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust is incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended, and has established the new series of shares identified under its name on Exhibit A hereto (the “Portfolio”).

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Service Agreement dated as of March 21, 2014, as amended, modified, or supplemented from time to time (the “Agreement”), by and among the Trust and State Street Bank and Trust Company (“State Street”), the Trust, on behalf of the Portfolio, hereby requests that State Street act as Transfer Agent for the Portfolio under the terms of the Agreement, and that Schedule A to the Agreement is hereby amended and restated as set forth on Exhibit B attached hereto. In connection with such request, the Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

Calamos ETF trust
on behalf of:
Calamos Alternative Nasdaq & Bond ETF

By:	/s/ Stephen M. Atkins
Name:	Stephen Atkins
Title:	Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Vice President, Duly Authorized

Effective Date: December 12, 2023

EXHIBIT A

Calamos ETF Trust

Calamos Alternative Nasdaq & Bond ETF

EXHIBIT B

Schedule A

List of Portfolios

Calamos Antetokounmpo Global Sustainable Equities ETF

Calamos Convertible Equity Alternative ETF

Calamos CEF Income & Arbitrage ETF

Calamos Alternative Nasdaq & Bond ETF